Exhibit 99.1

Alteva Appoints CEO and Announces Restructuring Update, Strategic Acquisition Initiatives and Stock Buy Back

PHILADELPHIA, PA - August 25, 2014 - Alteva, Inc. (“Alteva” or the “Company”) (NYSE MKT: ALTV), a premier provider of hosted Unified Communications as a Service (“UCaaS”), is pleased to announce the appointment of Brian J. Kelley to the position of CEO.  Further, the Company has completed its organizational re-alignment and operational restructuring that was started earlier this year.  These changes were implemented to optimally position the Company for profitable growth and further drive enhanced customer service excellence.  Mr. Kelley assumed the role of Interim CEO several months ago and has led the Company in implementing significant efforts directed at expanding the sales channels.  The management teams cumulative restructuring efforts have resulted in an immediate positive impact on the Company’s operating and financial performance, including:

•                  For the second quarter of 2014, UC revenues increased by 27%, excluding the results of the Syracuse, NY operations that were sold in September 2013; including the Syracuse operations, UC revenues increased 8%;

•                  Gross profit margin increased to 62% in the second quarter of 2014 from 57% for the same period in 2013;

•                  There were over 47,000 users on Alteva’s hosted platform at the end of the second quarter of 2014, which represented an increase of 28% of the installed base compared to the end of the second quarter of 2013; including the Syracuse operations, the seats increased 17%;

•                  The development and expansion of important strategic partnerships, including WTG and MicroCorp.

Strategic Initiatives

After careful consideration, and in response to the ongoing feedback from a broad spectrum of shareholders and in light of the Company’s recent monetization of its Orange & Poughkeepsie Partnership interest, Alteva is announcing two strategic initiatives.

The Company is evaluating selected strategic opportunities to supplement its organic growth potential via acquisition.

The Company’s board of directors (the “Alteva Board”) has authorized a repurchase program for up to $3,000,000 of its common stock.  Share purchases may take place in open market transactions or in privately negotiated transactions and may be made from time to time depending on market conditions, share price, trading volume and other factors. Such purchases will be made in accordance with applicable securities laws and regulations. For all or a portion of the authorized repurchase amount, Alteva may enter into a plan that is compliant with Rule 10b5-1 of the United States Securities Exchange Act of 1934 that is designed to facilitate these purchases.  The repurchase program authorized by the Alteva Board does not require Alteva to acquire a specific number of shares, and may be terminated, suspended, or modified at any time.  The timing and actual number of shares repurchased, if any, will depend on a variety of factors including the market price of the Company’s common stock, regulatory, legal and contractual requirements, and other market factors.  The share repurchases will be funded from available cash on hand.

Brian J. Kelley, Alteva’s newly appointed Chief Executive Officer, stated, “I believe we are just starting to realize the growth potential in the VoIP and UCaaS markets and I am committed to capitalizing on these opportunities.  We are also committed to ensuring that Alteva has the competitive structure, including critical mass, to compete at all levels in the enterprise client market.  To augment our emphasis on organic growth, we will strive to leverage our infrastructure and to evaluate opportunities representing accretive profitability.”

About Alteva

Alteva (NYSE MKT:  ALTV) is a premier provider of Hosted Unified Communications that significantly enhances business productivity and efficiency.  Alteva’s UC solution integrates and optimizes best-in-class cloud-based technologies and business applications to deliver a comprehensive voice, video and collaboration service for the office and mobile workforce.  Alteva is committed to delivering meaningful value to our customers through a consistent, high quality and unified user experience across multiple devices, platforms and operating systems.  These attributes have positioned Alteva as a leading hosted communications provider and the partner of choice for a growing number of business customers nationwide and internationally.  To learn more about Alteva, please visit www.alteva.com.  You can also follow Alteva on Twitter @AltevaInc or LinkedIn.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements, without limitation, regarding expectations, beliefs, intentions, growth, profitability, dividends, or strategies regarding the future. Alteva intends that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Alteva’s actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: expectations of future profitability general economic and business conditions, both nationally and in the geographic regions in which Alteva operates; industry capacity; demographic changes; technological changes and changes in consumer demand; the successful integration of Alteva’s acquired businesses; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; legislative proposals relating to the businesses in which Alteva operates; reduction in cash distributions from the Orange County-Poughkeepsie Limited Partnership; competition; or the loss of any significant ability to attract and retain qualified personnel. Examples of forward-looking statements in this press release include, but are not limited to, statements regarding expected efficiencies, profitable and sustainable growth, and driving long-term shareholder value. Given these uncertainties, current and prospective investors should be cautioned in their reliance on such forward-looking statements. Except as required by law, Alteva disclaims any obligation to update any such factors or to publicly announce any revision to any of the forward-looking statements contained herein to reflect future events or developments. A more comprehensive discussion of risks, uncertainties, financial reporting restatements, and forward-looking statements may be found in Alteva’s Annual Report on Form 10-K, as amended, and other periodic filings with the U.S. Securities and Exchange Commission.

Contact:

Alteva, Inc.

(877) 258-3722

shareholderrelations@alteva.com